Exhibit 10.1

April 2, 2001

Mr. Louis P. Neeb
6914 Hillpark Drive
Dallas, TX 75230

Dear Lou:

I am detailing in this letter the Company’s future employment terms and compensation understanding with you that was adopted by the Company’s Board of Director’s.  This replaces the prior understanding we had with you that expired on April 1, 2001.  Please signify your acceptance by signing in the space provided at the end of this letter.

The specifics of our understanding are as follows:

1.	Salary – A base salary rate of $125,000 per annum will be payable through October 1, 2001, thereafter as Chairman of the Board you will be paid at the annual rate of $50,000 per annum.

2.	Automobile – You will continue to receive a $750.00 per month car and expense allowance.

3.	Life Insurance – At the maximum amount available to other officers of the company under the company Group Life Insurance Plan.

4.	Medical Insurance – The Company will provide medical insurance coverage as provided in the Company’s Group Major Medical Insurance Plan. Dental insurance is available at a nominal cost.

5.
Compensation Coverage – You will have one year employment compensation protection.  This employment compensation protection means that if you are terminated, the Company will pay your base salary as provided in 1 above ($125,000 per annum if terminated before October 1, 2001 and $50,000 per annum if terminated after October 1, 2001) for one year after termination of employment.  During that period of time, this salary payment will cease if you find alternative employment.  In return for this compensation coverage you will agree not to resign your chairmanship of the Company prior to the earlier of either October 1, 2001, or the completion of the Company’s arrangement with First Tennessee Securities, Inc.  In the event you resign with less than 6 months notice, you will forfeit any unexercised benefits you have, as well as any vacation pay that is accrued but unpaid at the time of such resignation.  This compensation coverage will not apply if you are part of a group that acquires control of the Company.

6.
Non-Competition – For a period of one year after leaving employment with the company, you will not, directly or indirectly, engage in any manner, in any business activities within the Continental United States involving a casual dining Mexican restaurant operation.

The Board and I wish you all the success in building value for our company.

Sincerely,                                                                                                   Agreed

/s/ Richard E. Rivera                                                                                           /s/ Louis P. Neeb

Richard E. Rivera                                                                                     Louis P. Neeb
Chairman of Compensation Committee                                                                        Date:  April 2, 2001